Exhibit 99.1

Agrify Quarterly Revenue Increased 600% to Record $7 Million for Q1 2021

Company raises full year 2021 top revenue guidance to $48-50 million

Revenue increased 60% sequentially from Q4 2020 to Q1 2021

Total sales backlog grew 38% to $82 million

BURLINGTON, Mass., May 18, 2021 - Agrify Corporation (NasdaqCM:AGFY) (“Agrify” or the “Company”), a developer of highly advanced and proprietary precision hardware and software cultivation solutions for the indoor agriculture marketplace, today announces financial results for its first quarter ended March 31, 2021.

Q1 2021 Highlights

●	Total revenue increased 600% to $7 million for Q1 2021 compared to $1 million for Q1 2020 and increased 60% sequentially from $4.4 million in Q4 2020
o	Sales backlog increased to $82 million from $59 million at the end of Q4 2020
●	Launched the Agrify Total Turn-Key Solution (“Agrify TTK Solution”), the Company’s enhanced comprehensive customer offering, with up to $50 million initial capital committed
●	Further expanded engagement with existing customer Hannah Industries
o	Signed a binding letter of intent for an additional $3 million for facility build-out and the installation of 179 Vertical Farming Units (“VFUs”), annual SaaS fees revenue of approximately $285,000, and yield-based production service fees estimated at $1.9 million per annum for the next 10 years
●	Enhanced Agrify Insights™ software platform with integration of Metrc and partnership with Confident Cannabis
●	Established a partnership with Atlantis Hydroponics to build-out a research and development facility focused on the hemp market
●	Completed initial public offering and listing on the NASDAQ under the symbol AGFY
o	Raised approximately $147 million in total proceeds from initial public offering and subsequent secondary offering, including two over-allotments
●	Added bench strength to the Board of Directors with appointment of industry veteran, Stuart Wilcox, former Curaleaf Chief Operating Officer

Management Commentary

“We are incredibly pleased to share that our first quarter of 2021 saw quarterly revenue grow to a record $7 million, an increase of 600% from Q1 2020, and 60% from Q4 2020,” said Raymond Chang, Chief Executive Officer of Agrify. “We also executed on numerous meaningful deliverables during the quarter that have positioned our business with a strong foundation for long-term growth. With the completion of our well-received and oversubscribed initial public offering in January, we raised the necessary capital to begin executing on our strategic growth plan and initiatives which included the launch of the Agrify TTK Solution, the industry’s first total turn-key solution. This end-to-end solution should enable our partners to get to market faster by providing them with access to capital, leading-edge technology, and the industry expertise they need to consistently cultivate high-quality products while potentially establishing a long-term revenue generation model for Agrify that is based on customer success. I am thrilled to share that in early May, we announced our first Agrify TTK Solution partner, Bud & Mary’s Cultivation, Inc. (“B&M”), which represents projected SaaS revenue and yield-based production service fees of over $280 million for the next 10 years. We are immensely proud to have been chosen by B&M as the right partner for them to scale their cultivation to meet the growing east coast market demands. Our double-stacked VFU configurations should ensure they are able to maximize their canopy space and achieve consistent high-quality products. Our initial investment in the Agrify TTK Solution is currently capped at $50 million, however, we are seeing interest at seven or eight times that level. Customers need a partner who can best position them for success, and we have received enormous interest and are currently engaged in advanced discussions with multiple potential customer opportunities. We expect to announce several more of these long-term customer engagements throughout 2021.”

Mr. Chang concluded, “Throughout the last five months we have continued to see the success of our solution in the market. We have expanded engagements and relationships with all our existing customers, launched the Agrify TTK Solution, signed our first Agrify TTK Solution partner, and continue to receive data on the consistency and quality our customers are seeing after implementing our solutions. These milestones demonstrate that customers are increasingly seeing the value our hardware and software solutions will provide as the landscape changes and evolves and the focus on consistency and quality becomes critical to maintaining and growing market share.”

Key Q2 2021 Developments, To Date

●	Signed a definitive agreement with the Company’s first Agrify TTK Solution customer, B&M, which represents an anticipated $28 million per annum for up to 10 years, derived from fixed SaaS revenue fees for B&M’s use of the Agrify Insights™ software platform as well as additional production-based fees
o	Agreement includes a phased build-out of B&M’s 50,000 square foot facility
o	Initial construction phase is expected to include installation of 774 VFUs in a double-stacked configuration, with up to an additional 426 VFUs installed in subsequent phases, bringing the total up to 1,200 VFUs

●	Awarded a $3.5 million purchase contract from returning customer LNP, LLC, doing business as WhiteCloud Botanicals
o	Contract includes new phases of facility design and build-out, an additional 132 VFUs, as well as three years of recurring SaaS revenue for use of the Agrify Insights™ software platform
o	WhiteCloud Botanicals will also feature the Agrify licensed brand, Western Cultured, as well as their own proprietary brand, WhiteCloud, at Planet 13 stores in Las Vegas

●	Signed a definitive agreement with returning customer Greenstone Holdings, LLC (“Greenstone”) to complete the construction of a 25,000 square foot expansion at its Denver facility
o	Under the terms Agrify will provide up to $2.5 million in construction loans at 18% APR, to be repaid over a 24-month period following commencement of operations
o	Agrify will receive recurring fees of up to $11 million over a 10-year period to support the successful launch of Greenstone’s operations
o	Under the agreement, Agrify may also extend additional construction financing, to install 200-220 VFUs to convert Greenstone’s existing traditional indoor grow facility, which would provide Agrify the opportunity to earn an additional estimated $37 million in production-based fees and consulting services

●	Received independent third-party test data validating the high levels of consistency and yield that customers are achieving across a broad range of strains

Full Year 2021 Guidance

As a result of Agrify’s increased sales backlog and the strength of its operations, the Company is updating its previously disclosed full year 2021 total revenue guidance. The Company now expects full year 2021 revenue of between $48 to $50 million, up from $40 million.

Financial Summary

	Three Months Ended
(in $USD 000’s)	Mar. 31 2021	Mar. 31 2020
Total Revenue	7,008	1,013
Gross Profit (loss)	(540)	41
Gross Margin	(7.7%)	4.0%
Total Operating Expenses	5,956	3,490
Selling, general and administrative expenses	5,074	2,290
Research & Development	882	1,200
Net loss attributable to Agrify Corporation	(3,810)	(3,413)

Adjusted EBITDA

	Three Months Ended
(in $USD 000’s)	Mar. 31 2021	Mar. 31 2020
Pro Forma Adjusted Net Income (Loss)
Net loss from continuing operations	(3,810)	(3,413)
Interest expense (income), net	32	(5)
Depreciation and amortization	147	66
Gain on debt extinguishment (1)	(2,685)	---
Loss from write-off (2)	---	662
Stock-based compensation	2,135	61
Adjusted EBITDA	(4,181)	(2,629)

(1)	Net loss attributable to Agrify Corporation was impacted by non-cash gains related to convertible promissory notes. During the first quarter of 2021, the Company modified the conversion terms of the then outstanding notes which resulted in a change in fair value of the new conversion features as compared to the conversion features immediately prior to the modification that exceeded 10% of the carrying amount of the debt, and as a result, the note modifications were accounted for as extinguishments. Accordingly, we recognized a gain on extinguishment of $2,685,000 for the difference between the net carrying amount of the extinguished debt and the reacquisition price of the debt in the same aggregate principal amount, plus the fair value of the new notes’ conversion features. All of the outstanding notes converted into shares of our common stock on February 1, 2021, the closing date of our IPO.
(2)	Reflects the elimination of loss from development of hardware solution.

Non-GAAP Financial Measures

We report our financial results in accordance with generally accepted accounting principles in the United States (“GAAP”). However, management believes that certain non-GAAP financial measures provide investors with additional useful information in evaluating our performance and that excluding certain items that may vary substantially in frequency and magnitude period-to-period from net income (loss) provides useful supplemental measures that assist in evaluating our ability to generate earnings and to more readily compare these metrics between past and future periods. These non-GAAP financial measures may be different than similarly titled measures used by other companies.

To supplement our audited consolidated financial statements which are prepared in accordance with GAAP, we use “Adjusted EBITDA”, which is a non-GAAP financial measure. Our non-GAAP financial measures should not be considered in isolation from, or as substitutes for, financial information prepared in accordance with GAAP. There are several limitations related to the use of our non-GAAP financial measures as compared to the closest comparable GAAP measures. Some of these limitations include:

We define Adjusted EBITDA as net income (loss) excluding interest expense, income taxes, depreciation and amortization, share-based compensation and other unusual and/or infrequent costs (i.e., change in fair value of derivatives liabilities, loss on debt extinguishment, one-time loss from write off and sale of fixed assets, costs associated with efforts to become public, acquisition related fees), which we do not consider in our evaluation of ongoing operating performance.

Conference Call

Agrify will host a conference call and webcast to review its financial results for the first quarter ended March 31, 2021 on May 18, 2021 at 8:30 a.m. Eastern Time (ET). The call will be hosted by Raymond Chang, Chief Executive Officer and Niv Krikov, Chief Financial Officer. All interested parties are invited to attend. The conference call will be webcast with an accompanying slide deck, which can be accessed by visiting Agrify’s investor relations website. All interested parties are invited to listen to the live conference call and presentation by dialing the number below or by clicking the webcast link.

DATE:	Tuesday, May 18, 2021

TIME:	8:30 a.m. ET

DIAL-IN NUMBER:	(833) 919-0714

WEBCAST	Click here to join

CONFERENCE ID:	3871522

REPLAY:	(855) 859-2056 or (404) 537-3406 Available until 11:59 p.m. ET Tuesday, June 1, 2021 Replay Code: 3871522

About Agrify (NasdaqCM:AGFY)

We are a developer of premium grow solutions for the indoor agriculture marketplace. We use data, science, and technology to empower our customers to be more efficient, more productive, and more intelligent about how they run their businesses. Our highly advanced and proprietary hardware and software solutions have been designed to help our customers achieve the highest quality, consistency, and yield, all at the lowest possible cost. For more information, please visit our website at www.agrify.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 concerning Agrify and other matters. All statements contained in this press release that do not relate to matters of historical fact should be considered forward-looking statements, including, without limitation, statements regarding our revenue growth, profitability, the Agrify TTK Solution, our order backlog and sales pipeline, future prospects and financial performance. In some cases, you can identify forward-looking statements by terms such as “may,” “will,” “should,” “expects,” “plans,” “anticipates,” “could,” “intends,” “targets,” “projects,” “contemplates,” “believes,” “estimates,” “predicts,” “potential” or “continue” or the negative of these terms or other similar expressions. The forward-looking statements in this press release are only predictions. We have based these forward-looking statements largely on our current expectations and projections about future events and financial trends that we believe may affect our business, financial condition and results of operations. Forward-looking statements involve known and unknown risks, uncertainties and other important factors that may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements. You should carefully consider the risks and uncertainties that affect our business, including those described in our filings with the Securities and Exchange Commission (“SEC”), including under the caption “Risk Factors” in our Annual Report on Form 10-K filed for the year ended December 31, 2020 with the SEC, which can be obtained on the SEC website at www.sec.gov. These forward-looking statements speak only as of the date of this communication. Except as required by applicable law, we do not plan to publicly update or revise any forward-looking statements, whether as a result of any new information, future events or otherwise. You are advised, however, to consult any further disclosures we make on related subjects in our public announcements and filings with the SEC.

Company Contacts:

Agrify
Niv Krikov
Chief Financial Officer
niv.krikov@agrify.com
(617) 896-5240

Investor Relations
Rob Kelly
ir@mattio.com
(416) 992-4539

Media Contact

Renee Cotsis

renee@mattio.com

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